Exhibit 99.2

TANGO THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

(Unaudited)

	June 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$50,902	$28,381
Marketable securities	147,452	161,939
Accounts receivable	2,000	2,000
Prepaid expenses and other current assets	1,707	1,312

Total current assets	202,061	193,632
Property and equipment, net	4,397	3,823
Operating lease right-of-use assets	6,988	7,480
Restricted cash	2,279	2,279
Other assets	1,515	38

Total assets	$217,240	$207,252

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$5,242	$1,841
Accrued expenses and other current liabilities	6,434	6,140
Operating lease liabilities	1,047	959
Deferred revenue	24,500	31,977

Total current liabilities	37,223	40,917
Operating lease liabilities, net of current portion	6,384	6,925
Deferred revenue, net of current portion	118,742	120,805
Other long-term liabilities	—	5

Total liabilities	162,349	168,652
Commitments and contingencies (Note 7)
Redeemable convertible preferred stock:
Series A redeemable convertible preferred stock, $0.001 par value, 55,700,000 shares authorized, issued, and outstanding at June 30, 2021 and December 31, 2020, respectively; liquidation preferences of $55,700 at June 30, 2021 and December 31, 2020, respectively	55,700	55,700
Series B redeemable convertible preferred stock, $0.001 par value, 45,372,050 shares authorized at June 30, 2021 and December 31, 2020, respectively; 45,372,050 and 22,686,025 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively; liquidation preferences of $60,000 and $30,000 at June 30, 2021 and December 31, 2020, respectively	59,751	29,761
Series B-1 redeemable convertible preferred stock, $0.001 par value, 27,152,255 shares authorized, issued, and outstanding at June 30, 2021 and December 31, 2020, respectively; liquidation preferences of $51,182 at June 30, 2021 and December 31, 2020, respectively	51,083	51,083
Stockholders’ deficit:
Common stock, $0.001 par value; 166,000,000 shares authorized at June 30, 2021 and December 31, 2020; 14,817,103 and 13,301,649 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	15	13
Additional paid-in capital	8,040	5,127
Accumulated other comprehensive income	2	17
Accumulated deficit	(119,700)	(103,101)

Total stockholders’ deficit	(111,643)	(97,944)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$217,240	$207,252

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

TANGO THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Collaboration revenue	$7,153	$4,720	$13,539	$9,106
License revenue	11,000	344	11,000	669

Total revenue	18,153	5,064	24,539	9,775

Operating expenses:
Research and development	$19,079	$11,129	$34,079	$21,951
General and administrative	3,630	2,378	7,097	4,331

Total operating expenses	22,709	13,507	41,176	26,282

Loss from operations	(4,556)	(8,443)	(16,637)	(16,507)
Other income:	—	—
Interest income	104	27	208	87
Other (expense) income, net	(62)	24	(117)	114

Total other income, net	42	51	91	201

Net loss before income taxes	(4,514)	(8,392)	(16,546)	(16,306)
Benefit from (provision for) income taxes	21	—	(53)	—

Net loss	$(4,493)	$(8,392)	$(16,599)	$(16,306)

Net loss per common share – basic and diluted	$(0.31)	$(0.75)	$(1.17)	$(1.49)
Weighted average number of common shares outstanding – basic and diluted	14,485,746	11,193,065	14,214,543	10,913,053
Net loss	(4,493)	(8,392)	(16,599)	(16,306)
Other comprehensive (loss) income:
Unrealized (loss) gain on marketable securities	(30)	(14)	(15)	1

Comprehensive loss	$(4,523)	$(8,406)	$(16,614)	$(16,305)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

TANGO THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED

STOCK AND STOCKHOLDERS’ DEFICIT

(in thousands, except share data)

(Unaudited)

	Redeemable Convertible Preferred Stock
	Series A		Series B		Series B-1		Common Stock		Additional Paid-in	Accumulated Other Comprehensive	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Income (Loss)	Deficit	Deficit
Balance at December 31, 2020	55,700,000	$55,700	22,686,025	$29,761	27,152,255	$51,083	13,301,649	$13	$5,127	$17	$(103,101)	$(97,944)
Issuance of Series B redeemable convertible preferred stock, net of issuance costs of less than $0.1 million	—	—	22,686,025	29,990	—	—	—	—	—	—	—	—
Exercise of stock options	—	—	—	—	—	—	895,093	1	439	—	—	440
Vesting of restricted common stock awards	—	—	—	—	—	—	—	—	2	—	—	2
Stock based compensation expense	—	—	—	—	—	—	—	—	950	—	—	950
Other comprehensive income	—	—	—	—	—	—	—	—	—	15	—	15
Net loss	—	—	—	—	—	—	—	—	—	—	(12,106)	(12,106)

Balance at March 31, 2021	55,700,000	$55,700	45,372,050	$59,751	27,152,255	$51,083	14,196,742	$14	$6,518	$32	$(115,207)	$(108,643)

Exercise of stock options	—	—	—	—	—	—	620,361	1	323			324
Vesting of restricted common stock awards	—	—	—	—	—	—	—	—	3	—	—	3
Stock based compensation expense	—	—	—	—	—	—	—	—	1,196	—	—	1,196
Other comprehensive loss	—	—	—	—	—	—	—	—	—	(30)		(30)
Net loss	—	—	—	—	—	—	—	—	—	—	(4,493)	(4,493)

Balance at June 30, 2021	55,700,000	$55,700	45,372,050	$59,751	27,152,255	$51,083	14,817,103	$15	$8,040	$2	$(119,700)	$(111,643)

	Redeemable Convertible Preferred Stock						Additional	Accumulated Other		Total
	Series A		Series B		Common Stock		Paid-in	Comprehensive	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Income (Loss)	Deficit	Deficit
Balance at December 31, 2019	55,700,000	$55,700	—	$—	13,334,856	$13	$3,311	$10	$(51,129)	$(47,795)
Repurchase of restricted common stock awards	—	—	—	—	(75,000)	—	—	—	—	—
Vesting of restricted common stock awards	—	—	—	—	—	—	3	—	—	3
Stock based compensation expense	—	—	—	—	—	—	408	—	—	408
Other comprehensive income	—	—	—	—	—	—	—	15	—	15
Net loss	—	—	—	—	—	—	—	—	(7,914)	(7,914)

Balance at March 31, 2020	55,700,000	$55,700	—	$—	13,259,856	$13	$3,722	$25	$(59,043)	$(55,283)

Issuance of Series B-1 redeemable convertible preferred stock, net of issuance costs of less than $0.2 million	—	—	22,686,025	29,761	—	—	—	—	—	—
Exercise of Stock Options	—	—	—	—	19,687	—	9			9
Vesting of restricted common stock awards	—	—	—	—	—	—	3	—	—	3
Stock based compensation expense	—	—	—	—	—	—	407	—	—	407
Other comprehensive loss	—	—	—	—	—	—	—	(14)	—	(14)
Net loss	—	—	—	—	—	—	—		(8,392)	(8,392)

Balance at June 30, 2020	55,700,000	$55,700	22,686,025	$29,761	13,279,543	$13	$4,141	$11	$(67,435)	$(63,270)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

TANGO THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities
Net loss	$(16,599)	$(16,306)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	416	341
Noncash operating lease expense	492	442
Stock-based compensation	2,146	815
Other, net	118	(98)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(395)	361
Other long-term assets	13	—
Accounts payable	2,749	1,440
Accrued expenses and other liabilities	(78)	34
Operating lease liabilities	(454)	(377)
Deferred revenue	(9,539)	(9,775)

Net cash used in operating activities	$(21,131)	$(23,123)
Cash flows from investing activities
Purchase of property and equipment	(367)	(518)
Sales and maturities of marketable securities	100,471	16,327
Purchases of marketable securities	(86,117)	(32,316)

Net cash provided by (used in) investing activities	$13,987	$(16,507)
Cash flows from financing activities
Proceeds from issuance of preferred stock, net of issuance costs	29,990	29,850
Proceeds from issuance of common stock upon exercise of stock options	764	9
Payment of merger with BCTG and PIPE financing transaction costs	(1,089)	—

Net cash provided by financing activities	$29,665	$29,859
Net change in cash, cash equivalents and restricted cash	$22,521	$(9,771)
Cash, cash equivalents and restricted cash, beginning of period	30,660	25,168

Cash, cash equivalents and restricted cash, end of period	$53,181	$15,397

Supplemental cash flow information:
Cash paid for leases	907	880
Supplemental disclosure of noncash investing and financing activity:
Purchases of property and equipment included in accounts payable and accrued expenses	$653	$48
Merger with BCTG and PIPE financing deferred offering costs included in accounts payable and accrued expenses	$401	$—

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

TANGO THERAPEUTICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	Nature of the Business and Basis of Presentation

Tango Therapeutics, Inc (“Tango” or the “Company”) is a precision oncology company committed to the discovery and development of novel new drugs in defined patient populations with high unmet medical need.

The Company is subject to risks common to early-stage companies in the biotechnology industry. Principal among these risks are the uncertainties of the development process, development of the same or similar technological innovations by competitors, protection of proprietary technology, dependence on key personnel, compliance with government regulations and approval requirements, and the need to obtain additional financing to fund operations. Product candidates currently under development will require significant additional research and development efforts, including extensive preclinical and clinical testing and regulatory approval, prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel infrastructure, and extensive compliance-reporting capabilities. There can be no assurance that the Company’s research and development will be successfully completed, that adequate protection for the Company’s technology will be obtained, that any products developed will obtain necessary government regulatory approval, or that any approved products will be commercially viable. Even if the Company’s development efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from product sales. If the Company fails to become profitable or is unable to sustain profitability on a continuing basis, then the Company may be unable to continue its operations at planned levels and be forced to reduce or terminate its operations. The Company expects to incur substantial operating losses and negative cash flows from operations for the foreseeable future.

Since inception, the Company has generated recurring net losses, including net losses of $4.5 million and $16.6 million for the three and six months ended June 30, 2021, respectively, and net losses of $8.4 million and $16.3 million for the three and six months ended June 30, 2020, respectively. The Company had an accumulated deficit of $119.7 million as of June 30, 2021. Since inception and through the issuance date of these unaudited condensed consolidated financial statements, the Company has raised an aggregate of approximately $166.9 million of gross proceeds from the sale of preferred shares, approximately $352.9 million in gross proceeds through the closing of the BCTG Business Combination and PIPE Investment transactions and another $202.1 million through our collaboration with Gilead.

The Company expects operating losses and negative cash flows from operations to continue for the foreseeable future as it continues to develop, manufacture and commercialize its products. As of June 30, 2021, and with the additional gross proceeds of approximately $352.9 million received on August 10, 2021 from the consummation of the BCTG Business Combination and PIPE Investment transactions, the Company expected that its cash, cash equivalents and marketable securities will be sufficient to fund its operating expenses and capital expenditure requirements for at least 12 months from the issuance date of the unaudited condensed consolidated financial statements. The future viability of the Company beyond that point may be dependent on its ability to raise additional capital to finance its operations.

The Company may seek additional funding in the future, from one or more equity or debt financings, collaborations, or other sources, in order to carry out all of its planned research and development and commercialization activities. However, there is no assurance that the Company will be able to obtain additional funding under acceptable terms, if at all. If the Company is unable to obtain additional financing, the Company may be forced to delay, reduce or eliminate some or all of its research and development programs, product portfolio expansion or commercialization efforts, which could adversely affect its business prospects.

Merger with BCTG Acquisition Corporation

On April 13, 2021, the Company and BCTG Acquisition Corp. (“BCTG”) signed a definitive merger agreement memorializing the terms of BCTG’s acquisition of 100% of the Company’s issued and outstanding equity securities in exchange for $550.0 million worth of consideration in the form of BCTG common stock (the “Business Combination”). The Business Combination was approved on August 9, 2021 by shareholders of BCTG, resulting in BCTG acquiring 100% of our issued and outstanding equity securities on August 10, 2021. The Business Combination was accounted for as a “reverse recapitalization” in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Under the reverse recapitalization model, the Business Combination was treated as Tango issuing equity for the net assets of BCTG, with no goodwill or intangible assets recorded. Under this method of accounting, BCTG was treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the fact that subsequent to the Business Combination, the Company’s stockholders possess a majority of the voting power of the combined company, the Company comprises all of the ongoing operations of the combined entity, the Company comprises a majority of the governing body of the combined company, and the Company’s senior management comprises all of the senior management of the combined company. As a result of the Business Combination, BCTG was renamed Tango Therapeutics, Inc.

Tango received gross proceeds of $166.8 million upon the closing of the Business Combination. Tango continues to operate under the current Tango management team. Subsequent to the closing of the Business Combination, an aggregate of 18.6 million shares of common stock (the “PIPE Financing”) were purchased, resulting in gross proceeds of an additional $186.1 million upon the closing of the PIPE Financing. Total transaction costs and redemptions approximated $27.3 million, resulting in total net proceeds of $325.6 million.

Subject to the terms of the merger agreement, upon the closing of the Business Combination (the “Effective Time”), each share of the Company’s redeemable convertible preferred stock (the “Preferred Stock”) issued and outstanding immediately prior to the Effective Time was converted into a share of the Company’s common stock. At the Effective Time, each option to purchase the Company’s common stock became an option, respectively, to purchase shares of common stock of the surviving entity, subject to adjustment in accordance with the exchange ratio. Completion of the PIPE Financing and merger transaction were subject to approval of BCTG stockholders and the satisfaction or waiver of certain other customary closing conditions.

Impact of COVID-19

At the end of 2019, a novel strain of a virus named SARS-CoV-2 (severe acute respiratory syndrome coronavirus 2), or coronavirus, which causes COVID-19 has spread to most countries across the world, including all 50 states within the U.S., including Cambridge, Massachusetts, where the Company’s primary office and laboratory space is located. The coronavirus pandemic led to the implementation of various responses, including government-imposed quarantines, travel restrictions and other public health safety measures. The extent to which the coronavirus, including any novel variants such as the “Delta variant,” impacts the Company’s operations or those of its third-party partners, including preclinical studies or clinical trial operations, will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the outbreak, new information that will emerge concerning the severity of the coronavirus and the actions to contain the coronavirus or treat its impact, among others. The continued spread of COVID-19 globally could adversely impact the Company’s preclinical or clinical trial operations in the U.S., including its ability to recruit and retain patients and principal investigators and site staff who, as healthcare providers, may have heightened exposure to COVID-19 if an outbreak occurs in their geography.

The Company is monitoring the potential impact of the COVID-19 pandemic on its business and financial statements. To date, COVID-19 has not had a material impact on operations, and the Company has not incurred significant delays related to its research and development programs. Additionally, the Company has not incurred impairment losses in the carrying values of its assets as a result of the pandemic and it is not aware of any specific related event or circumstance that would require it to revise its estimates reflected in these condensed consolidated financial statements. The extent to which the COVID-19 pandemic will directly or indirectly impact the Company’s business, results of operations, financial condition and liquidity, including research and development costs, will depend on future developments that are highly uncertain, including as a result of new information that may emerge concerning COVID-19, the actions taken to contain or treat it, and the duration and intensity of the related effects.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with U.S. GAAP. The year-end balance sheet data was derived from audited financial statements, but does not include all disclosures required by U.S. GAAP. The accompanying unaudited condensed consolidated financial statements reflect the operations of Tango and its wholly owned subsidiary. All intercompany accounts and transactions have been eliminated. The functional and reporting currency of the Company and its subsidiary is the U.S. dollar.

In the opinion of management, all adjustments necessary for a fair statement of the financial information, which are of a normal and recurring nature, have been made for the interim periods reported. Results of operations for the three and six months ended June 30, 2021 and 2020 are not necessarily indicative of the results for the year ending December 31, 2021, any other interim periods, or any future year or period. The unaudited condensed consolidated financial statements for the three and six months ended June 30, 2021 and 2020 have been prepared on the same basis as and should be read in conjunction with the audited consolidated financial statements and notes for the year ended December 31, 2020 included in the Company’s effective proxy statement/prospectus, on file with the SEC on July 16, 2021.

2.	Summary of Significant Accounting Policies

Other than policies noted below, there have been no significant changes from the significant accounting policies disclosed in Note 2, Summary of Significant Accounting Policies, of the audited consolidated financial statements and notes for the year ended December 31, 2020 included in the Company’s effective proxy statement/prospectus, on file with the SEC on July 16, 2021.

Recently Adopted Accounting Pronouncements

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes, (“ASC 740”). The ASU enhances and simplifies various aspects of the income tax accounting guidance in ASC 740, including requirements related to hybrid tax regimes, the tax basis step-up in goodwill obtained in a transaction that is not a business combination, separate financial statements of entities not subject to tax, the intra-period tax allocation exception to the incremental approach, ownership changes in investments, changes from a subsidiary to an equity method investment, interim-period accounting for enacted changes in tax law, and the year-to-date loss limitation in interim-period tax accounting. This guidance is effective for the Company for annual and interim periods beginning after December 31, 2020; however, early adoption was permitted The Company adopted this standard as of January 1, 2021 on a prospective basis. The adoption did not have a material impact on the Company’s condensed consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815 — 40). The amendments in this update affect entities that issue convertible instruments and/or contracts indexed to and potentially settled in an entity’s own equity. The new ASU eliminates the beneficial conversion and cash conversion accounting models for convertible instruments. It also amends the accounting for certain contracts in an entity’s own equity that are currently accounted for as derivatives because of specific settlement provisions. In addition, the new guidance modifies how particular convertible instruments and certain contracts that may be settled in cash or shares impact the diluted earnings per share (“EPS”) computation. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company elected to early adopt this guidance on January 1, 2021. The Company issued the second tranche of its redeemable convertible Series B preferred stock in March 2021 at an original issue price of $1.32 per share, which would have resulted in the recognition of a beneficial conversion feature of $28.4 million prior to the adoption of ASU 2020-06.

Recently Issued Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies and adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that recently issued standards that are not yet effective will not have a material impact on the Company’s consolidated financial statements.

3.	Collaboration Agreements

2018 Gilead Agreement

In October 2018, the Company entered into a Research Collaboration and License Agreement (the “2018 Gilead Agreement”) with Gilead Sciences, Inc. (“Gilead”). Pursuant to the 2018 Gilead Agreement, the Company performed target discovery and validation activities in accordance with an agreed-upon multi-year research plan. During the initial three-year research term, Gilead had the option to obtain exclusive, worldwide licenses to develop and commercialize up to five validated programs (“Gilead Program License”).

In 2018, Gilead paid the Company a $50.0 million non-refundable upfront payment upon the execution of the 2018 Gilead Agreement. The Company was eligible to receive milestone payments of up to $1.7 billion across all programs and royalties on future sales of commercialized products, if any. For up to two programs licensed by Gilead, the Company had the option to co-develop and co-promote certain programs licensed by Gilead in the U.S. and was eligible to receive royalties on ex-U.S. sales.

The Company assessed this arrangement in accordance with ASC 606 and concluded that the contract counterparty, Gilead, was a customer. The Company identified a single performance obligation under the arrangement consisting of the combination of participating on the joint steering committee and the research and development services provided during the research term. The identified promises were determined to not be individually distinct due to the specialized nature of the early-stage research services to be provided by the Company and the interdependent relationship between the promises. The Company determined that the option for Gilead to extend the term of the arrangement was not priced at a discount, and therefore did not provide Gilead with a material right. This option will be excluded from the transaction price until exercised. At the inception of the 2018 Gilead Agreement, the Company also determined that the Gilead program license options provided to Gilead did not include a material right.

The total transaction price, subject to variable consideration constraints, was allocated to the combined single performance obligation. The Company determined that the single combined performance obligation is satisfied over time as the customer is simultaneously receiving and consuming the benefit of the Company’s performance. The future milestone payments represent variable consideration that is fully constrained at inception of the arrangement as the achievement of the milestone events are highly uncertain.

Amended Gilead Agreement

In August 2020, Gilead made an equity investment of $20.0 million into the Company as a participant in the Company’s Series B-1 preferred stock offering. At the time of the original investment, as well as of the December 31, 2020 balance sheet date, Gilead maintains an ownership of less than 10% of the Company and is thus not considered to be a related party to the Company.

In August 2020, the Company and Gilead also entered into an Amended Research Collaboration and License Agreement (the “Gilead Agreement”), which superseded and replaced the 2018 Gilead agreement. The Gilead Agreement represents a continuation of the initial target discovery and validation research and development efforts begun under the 2018 Gilead Agreement. Under the Gilead Agreement:

•	The Company received upfront, non-refundable consideration of $125.0 million from Gilead upon execution of the Gilead Agreement in 2020;

•	The term of the 2018 Gilead Agreement ended on the date the Gilead Agreement was executed. The Gilead Agreement has a research term of seven years;

•	Gilead expanded its option to license up to 15 programs for which Gilead may obtain exclusive, worldwide licenses to develop and commercialize therapies, subject to applicable license fees;

•

Prior to exercising its option to license a program, Gilead may “extend” such program, in which case Gilead will pay research extension fees and the Company will continue to collaborate with Gilead to discover and develop programs, potentially through early clinical development.

•

For up to five programs licensed by Gilead, the Company has the option to co-develop and co-promote the lead product in the U.S., subject to certain exceptions, and is eligible to receive tiered royalties in the first decile on ex-U.S. sales.

The Company is eligible to receive up to $410.0 million per program in license, research extension, and clinical, regulatory, and commercial milestones.

The Gilead Agreement was accounted for as a modification of the 2018 Gilead Agreement under ASC 606 as both the scope and price of the contract were changed under the Gilead Agreement. The additional goods and services to be provided under the Gilead Agreement are not distinct from the combined performance obligation identified under the 2018 Gilead Agreement which was only partially satisfied at the date of contract modification. As such, the Company identified a single combined performance obligation under the Gilead Agreement consisting of the research services and continued participation on the joint steering committee during the research term. As a result, the Company’s progress towards completing its research services to Gilead over the seven-year term of the Amended Gilead Agreement was lower than its progress under the three-year term of the 2018 Gilead Agreement and a cumulative catch-up adjustment was recorded during the third quarter of 2020 resulting in a reduction of $11.3 million of revenue previously recognized through the date of the Gilead Agreement.

In December 2020, Gilead elected to extend a program for a research extension fee of $12.0 million. The Company determined that the additional goods and services relating to the continued research services were not distinct from the early-stage research services already promised to Gilead under the on-going research plan. Consideration pertaining to the research extension is paid to the Company in equal quarterly installment payments over an agreed upon payment schedule. Although future research installment payments are not payable in the event of scientific failure, the Company determined that the variable consideration of $12.0 million should not be constrained as the potential for a significant reversal of cumulative revenue recognized at the contract level is remote, and therefore the research extension consideration was added to the transaction price under the Gilead Agreement.

In April 2021, Gilead licensed a program for a $11.0 million fee. The $11.0 million license fee was received and recognized as revenue in the second quarter of 2021 since Tango has no continued involvement in the advancement of the program, Gilead can benefit from the license on its own and the license is separately identifiable from the research services.

Gilead Revenue Recognized

The total transaction price allocated to the combined performance obligation under the Gilead Agreement was $187.0 million at June 30, 2021. The total transaction price was comprised of the $50.0 million upfront payment pursuant to the 2018 Gilead

Agreement, the $125.0 million upfront payment pursuant to the Gilead Agreement, and the $12.0 million pursuant to the research extension fee in December 2020. During the three and six months ended June 30, 2021, the Company recognized $7.2 million and $13.5 million, respectively, and during the three and six months ended June 30, 2020, the Company recognized $4.7 million and $9.1 million, respectively, of revenue associated with the Gilead Agreements based on performance completed during each period. During the three and six months ended June 30, 2021, the Company recognized revenue of $11.0 million, associated with the payments received in the second quarter of 2021 pursuant to the April 2021 program license. During the three and six months ended June 30, 2020, the Company recognized revenue of $0.3 million and $0.7 million, respectively, associated with the payments received in 2019 pursuant to the program license and Gilead Letter Agreement. The consideration allocated to the Gilead License was recognized upon delivery of the underlying license in 2019 as Gilead could benefit from the license on its own and the Gilead License was separately identifiable from the Gilead Letter Agreement research services.

The Company reevaluates the transaction price and the total estimated costs expected to be incurred to satisfy the performance obligations at the end of each reporting period and as uncertain events, such as changes to the expected timing and cost of certain research and development activities that the Company is responsible for, are resolved or other changes in circumstances occur. As of June 30, 2021 and December 31, 2020, the Company had short-term deferred revenue of $24.5 million and $32.0 million, respectively, and long-term deferred revenue of $118.7 million and $120.8 million, respectively, related to the Gilead collaboration. The remaining long-term revenue is expected to be recognized proportionally to the completed obligations over an expected remaining contractual term of approximately 6.1 years.

Amounts due to the Company that have not yet been received are recorded as accounts receivable and amounts received that have not yet been recognized as revenue are recorded as deferred revenue on the Company’s condensed consolidated balance sheet. As of June 30, 2021, $4.0 million of the total research extension fee amount of $12.0 million had been received, $2.0 million had been recorded as accounts receivable and the remaining $6.0 million was determined to be conditional upon the satisfaction of additional research obligations, and thus a contract asset. The contract asset balance is presented net of the deferred revenue contract liability.

Costs incurred pursuant to the Gilead Agreements are recorded as research and development expense.

4.	Fair Value Measurements

The following tables present information about the Company’s financial assets measured at fair value on a recurring basis:

	Fair Market Value Measurements as of June 30, 2021
	Level 1	Level 2	Level 3	Total
	(in thousands)
Cash equivalents:
Money market funds	$30,440	$—	$—	$30,440
U.S. Treasury bills	—	—	—	—
Marketable debt securities:
U.S. Treasury bills	—	126,953	—	132,953
U.S. government agency bonds	—	20,499	—	20,499

Total assets	$30,440	$147,452	$—	177,892

	Fair Market Value Measurements as of December 31, 2020
	Level 1	Level 2	Level 3	Total
	(in thousands)
Cash equivalents
Money market funds	$12,698	$—	$—	$12,698
U.S. Treasury bills	—	7,175	—	7,175
Marketable debt securities
U.S. Treasury bills	—	131,939	—	131,939
U.S. government agency bonds	—	30,000	—	30,000

Total assets	$12,698	$169,114	$—	$181,812

There were no transfers between fair value levels during the six months ended June 30, 2021.

5.	Marketable Securities

The Company values its marketable securities using independent pricing services which normally derive security prices from recently reported trades for identical or similar securities, making adjustments based on significant observable transactions. At each balance sheet date, observable market inputs may include trade information, broker or dealer quotes, bids, offers or a combination of these data sources.

The following table summarizes the Company’s marketable debt securities, classified as available-for-sale:

	Fair Value Measurements as of June 30, 2021
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Loss	Fair Value
	(in thousands)
Marketable debt securities:
U.S. Treasury bills	$126,954	$5	$(6)	$126,953
U.S. government agency bonds	20,496	9	(6)	20,499

	$147,450	$14	$(12)	$147,452

	Fair Value Measurements as of December 31, 2020
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Loss	Fair Value
	(in thousands)
Marketable debt securities:
U.S. Treasury bills	$131,927	$12	$—	$131,939
U.S. government agency bonds	29,995	5	—	30,000

	$161,922	$17	$—	$161,939

The Company holds investment grade marketable securities, and none were considered to be in an unrealized loss position as of June 30, 2021 and December 31, 2020. As a result, the Company did not record any reserves for credit losses related to its marketable debt securities during the periods then ended. Marketable securities include $0.1 million in accrued interest at June 30, 2021 and December 31, 2020.

6.	Supplemental Balance Sheet Information

Property and Equipment

Property and equipment, net as of June 30, 2021 and December 31, 2020 consists of the following:

	June 30, 2021	December 31, 2020
	(in thousands)
Laboratory equipment	$5,337	$4,580
Computer equipment	172	172
Computer software	125	125
Furniture and fixtures	459	384
Leasehold improvements	246	246
Construction in process	158	—

	6,497	5,507
Less: Accumulated depreciation	(2,100)	(1,684)

Property and equipment, net	$4,397	$3,823

Depreciation expense was $0.2 million for each of the three months ended June 30, 2021 and 2020 and $0.4 million and $0.3 million for the six months ended June 30, 2021 and 2020, respectively.

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities as of June 30, 2021 and December 31, 2020 include the following:

	June 30, 2021	December 31, 2020
	(in thousands)
Payroll and employee-related costs	$2,046	$2,652
Research and development costs	3,691	2,695
Other	697	793

Total accrued expenses and other current liabilities	$6,434	$6,140

Restricted Cash

As of both June 30, 2021 and June 30, 2020, the Company maintained a restricted cash balance of $2.3 million, all of which was related to security deposits associated with the Company’s facility leases. The cash will remain restricted in accordance with the lease agreements absent the event of a lease termination of modification. The reconciliation of cash and cash equivalents and restricted cash to amounts presented in the condensed consolidated statements of cash flows are as follows:

	June 30, 2021	June 30, 2020
	(in thousands)
Cash and cash equivalents	$50,902	$13,118
Restricted cash	2,279	2,279

Cash, cash equivalents and restricted cash	$53,181	$15,397

7.	Commitments and Contingencies

Research Collaboration Agreement

In September 2017, the Company entered into a Research Collaboration Agreement (the “HitGen Agreement”) with HitGen Ltd (“HitGen”). Under the terms of the HitGen Agreement, HitGen would use its DNA-encoded library technology to screen up to three targets and deliver to the Company the structures of certain compounds that bind to the targets. The Company would provide certain materials containing each target for purposes of the screen. The Company could have been obligated to make certain milestone payments. The Company and HitGen mutually agreed to terminate the HitGen Agreement in March 2021. No milestones were achieved or paid upon the termination of the agreement.

Guarantees

The Company enters into certain agreements with other parties in the ordinary course of business that contain indemnification provisions. These typically include agreements with directors and officers, business partners, contractors, landlords and clinical sites. Under these provisions, the Company generally indemnifies and holds harmless the indemnified party for losses suffered or incurred by the indemnified party as a result of the Company’s activities. These indemnification provisions generally survive termination of the underlying agreement. The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is unlimited. However, to date the Company has not incurred material costs to defend lawsuits or settle claims related to these indemnification provisions. As a result, the estimated fair value of these obligations is minimal.

Litigation

The company, from time to time, may be party to litigation arising in the ordinary course of business. The company was not subject to any material legal proceedings as of June 30, 2021, and no material legal proceedings are currently pending or threatened.

8.	Redeemable Convertible Preferred Stock

In March 2017, the Company executed a stock purchase agreement to sell 55,000,000 shares of redeemable convertible series A preferred stock (“Series A”). This agreement was subsequently amended in July 2017 to increase the authorized capital to 55,700,000 shares of Series A. The Series A stock purchase agreement was structured to close in three tranches, each contingent upon the achievement of certain specified milestones.

Pursuant to the initial closing of the Series A stock purchase agreement, the Company issued an aggregate of 18,700,000 shares of Series A convertible preferred stock for $1.00 per share, resulting in net proceeds of $14.0 million after deducting $4.7 million related to the settlement of the convertible notes and accrued interest that were previously outstanding. During the year-ended December 31, 2018, the Company issued 26,000,000 additional shares of Series A preferred stock at a price of $1.00 per share upon the achievement of specified development milestones in connection with the second tranche of the Series A stock purchase agreement. Total proceeds from this issuance was $26.0 million. In January 2019, the Company issued 11,000,000 additional shares of Series A preferred stock at a price of $1.00 per share upon the achievement of specified development milestones in connection with the third tranche of the Series A stock purchase agreement. Total proceeds from this issuance was $11.0 million. The aggregate issuance costs associated with the issuance of all three tranches of Series A preferred stock was less than $0.1 million.

In April 2020, the Company executed a stock purchase agreement to sell shares of redeemable convertible series B preferred stock (“Series B”). The Series B stock purchase agreement allows for the issuance of up to 45,372,051 shares. In April 2020, the Company issued 22,686,025 shares of Series B at a price of $1.32 per share. Proceeds from this issuance totaled $29.8 million, net of $0.2 million in issuance costs. In March 2021, the Company sold 22,686,025 additional shares of Series B redeemable convertible preferred stock at a price of $1.32 per share upon the achievement of specified development milestones in connection with the second tranche of the Series B stock purchase agreement. Proceeds from this issuance totaled $30.0 million. Total issuance costs associated with the second tranche of the Series B preferred stock was less than $0.1 million.

In August 2020, the Company executed a stock purchase agreement to sell shares of redeemable convertible series B-1 preferred stock (“Series B-1”). The Series B-1 stock purchase agreement allows for the issuance of up to 27,152,255 shares. All 27,152,255 shares of Series B-1 were issued at a price of $1.89 per share in August 2020. Proceeds from this issuance was $51.1 million, net of $0.1 million in issuance costs.

As of June 30, 2021 and December 31, 2020, redeemable convertible preferred stock consisted of the following (in thousands, except share amounts):

	June 30, 2021
	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Value	Common Stock Issuable Upon Conversion
Series A	55,700,000	55,700,000	$55,700	$55,700	55,700,000
Series B	45,372,050	45,372,050	59,751	60,000	45,372,050
Series B-1	27,152,255	27,152,255	51,083	51,182	27,152,255

	128,224,305	128,224,305	$166,534	$136,882	128,224,305

	December 31, 2020
	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Value	Common Stock Issuable Upon Conversion
Series A	55,700,000	55,700,000	$55,700	$55,700	55,700,000
Series B	45,372,050	22,686,025	29,761	30,000	22,686,025
Series B-1	27,152,255	27,152,255	51,083	51,182	27,152,255

	128,224,305	105,538,280	$136,544	$136,882	105,538,280

The rights, preferences and privileges of the Company’s redeemable convertible preferred stock are as follows:

Par Value Per Share

The par value of all preferred stock is $0.001 per share.

Future Tranche Right Feature

The Company determined that the future tranche rights under the Series A and Series B preferred stock purchase agreements (the “future tranche rights”) did not meet the definition of freestanding financial instruments because, while separately exercisable, they were not legally detachable.

The future tranche rights were evaluated for any beneficial conversion features or embedded derivatives, including the conversion option, that could require bifurcation and receive separate accounting treatment. The Company determined that the embedded future tranche obligations did not require bifurcation for accounting purposes as they did not meet the definition of a derivative.

Voting Rights

The holders of the convertible preferred stock are entitled to the number of votes equal to the number of shares of common stock into which each share of convertible preferred stock could be converted on the record date for the vote or consent of stockholders, except as otherwise required by law, and has voting rights and powers equal to the voting rights and powers of the holders of common stock voting as a single class.

Liquidation

In the event of any liquidation event, deemed liquidation event, dissolution or winding up of the Company, the holders of preferred stock then outstanding shall receive a distribution prior to any distribution to the common holders, an amount equal to the greater of a) original issue price per share plus any noncumulative dividends declared but unpaid, or b) the amount per share that would have been owed had all preferred shares been converted into Common Stock immediately prior to the liquidation event. In the event that assets are insufficient to pay the full amount, distribution will be on a pro rata basis. After payment of all preferential amounts required to be paid to the preferred stockholders, the remaining assets of the Company available for distribution to stockholders shall be distributed among the holders of common stock on a pro rata basis.

A deemed liquidation event is defined as either a merger or consolidation, or the sale, lease, transfer, exclusive license, or other disposition, in a single transaction or series of related transactions, of all or substantially all of the assets of the Company, unless the holders of a majority in voting power of the outstanding Preferred Stock elect otherwise by written notice sent to the Company at least ten days prior to the effective date of any such event.

Conversion

Each share of convertible preferred stock is convertible at the option of the holder into a specified number of shares of common stock based on a conversion ratio subject to adjustment under specified terms and conditions. The initial conversion price and conversion value of Series A convertible preferred stock is $1.00 per share. The initial conversion price and conversion value of Series B convertible preferred stock is $1.32 per share. The initial conversion price and conversion value of Series B-1 convertible preferred stock is $1.89 per share. Certain terms exist to protect the conversion rights of the holders of the convertible preferred stock in the event of the issuance of additional shares of common stock or a merger or reorganization of the Company.

In the event of a firm commitment underwritten public offering of the Company’s common stock with aggregate proceeds of at least $60.0 million and the Company’s common stock is listed on Nasdaq, all shares of convertible preferred stock will automatically be converted into shares of common stock at the then effective conversion rate.

Redemption

On or after March 31, 2023, upon the vote or written consent of the holders of the Series A, Series B, and Series B-1 preferred shares then outstanding, each preferred share shall be redeemed, to the extent permitted under law, for the price equal to the original issue price per share plus any noncumulative dividends declared but unpaid in three annual installments commencing no later than 60 days after receipt by the Company. Distributions shall be made out of sufficient funds legally available. Upon and after the date of redemption of preferred shares and payment in full by the Company for each redeemed preferred share, all rights of the holder of such shares, except the right to receive the redemption price without interest upon surrender of the certificates, would cease and terminate. All preferred shares acquired by the Company through redemption would be cancelled and eliminated from the pool of preferred shares authorized for the Company to issue.

9.	Stock-Based Compensation

The Company has a stock-based compensation plan under which stock options, restricted stock awards (“RSAs”), unrestricted stock awards, restricted stock units, or any combination of the forgoing may be granted to eligible employees, officers, directors, consultants, or other key persons who provide services to the Company. The Company recorded stock-based compensation expense in the following expense categories in its accompanying condensed consolidated statements of operations:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(in thousands)
Research and development	$552	$230	$1,012	$449
General and administrative	644	177	1,134	366

Total	$1,196	$407	$2,146	$815

Stock Option Activity

The following table summarizes the stock option activity of the Company’s 2017 Plan for the six months ended June 30, 2021:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Contractual Term	Aggregate Intrinsic Value
	(in years)
Options outstanding as of December 31, 2020	11,952,362	$0.64	8.58	$6,625,511
Granted	8,625,312	$1.56
Exercised	(1,515,454)	$0.50
Cancelled	(158,924)	$1.22

Options outstanding as of June 30, 2021	18,903,296	$1.06	8.90	$44,555,609
Options exercisable as of June 30, 2021	3,864,800	$0.58	7.87	$10,973,189

As of June 30, 2021, total unrecognized compensation expense related to stock options was $13.7 million, which the Company expects to recognize over a remaining weighted-average period of 3.1 years.

Restricted Stock Awards

During the six months ended June 30, 2021, 739,618 RSAs vested. Stock-based compensation expense attributable to RSAs during the six months ended June 30, 2021 totaled $0.3 million.

10.	Net Loss Per Share

Basic and diluted net loss per share attributable to common stockholders was calculated as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	(in thousands, except per share data)
	2021	2020	2021	2020
Numerator:
Net loss	$(4,493)	$(8,392)	$(16,599)	$(16,306)

Net loss attributable to common stockholders – basic and diluted	(4,493)	(8,392)	(16,599)	(16,306)

Denominator:
Weighted-average common stock outstanding – basic and diluted	14,485,746	11,193,065	14,214,543	10,913,053

Net loss per share attributable to common stockholders – basic and diluted	$(0.31)	$(0.75)	$(1.17)	$(1.49)

The Company’s potential dilutive securities, which include convertible preferred stock, common stock options and unvested restricted common stock, have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted-average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The Company excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share attributable to common stockholders for the periods indicated because including them would have had an anti-dilutive effect:

	June 30,
	2021	2020
Convertible preferred stock (as converted to common stock)	128,224,305	78,386,025
Stock options to purchase common stock	18,903,296	11,475,430
Unvested restricted common stock	16,250	1,764,036

Total	147,143,851	91,625,491

11.	Income Taxes

The Company’s effective income tax rate was (0.3)% and 0.0% for the three months ended June 30, 2021 and 2020, respectively, and was (0.3)% and 0.0% for the six months ended June 30, 2021 and 2020, respectively. The benefit from income taxes was $21 thousand and $0 for the three months ended June 30, 2021 and 2020, respectively, and the provision for income taxes was $53 thousand and $0 for the six months ended June 30, 2021 and 2020, respectively. The change in the benefit from and provision for income taxes for the three and six months ended June 30, 2021, respectively, compared to the three and six months ended June 30, 2020 was primarily due to taxable deferred revenue partially offset by the utilization of federal and state net operating losses and federal and state tax credits.

The effective income tax rate for the three and six months ended June 30, 2021 and 2020 differed from the federal statutory rate primarily due to the valuation allowance maintained against the Company’s deferred tax assets.

12.	Subsequent Events

Merger with BCTG Acquisition Corporation

On April 13, 2021, the Company and BCTG Acquisition Corp. (“BCTG”) signed a definitive merger agreement memorializing the terms of BCTG’s acquisition of 100% of the Company’s issued and outstanding equity securities in exchange for $550.0 million worth of consideration in the form of BCTG common stock (the “Business Combination”). The Business Combination was approved on August 9, 2021 by shareholders of BCTG, resulting in BCTG acquiring 100% of our issued and outstanding equity securities on August 10, 2021. The Business Combination was accounted for as a “reverse recapitalization” in accordance with U.S. GAAP. Under the reverse recapitalization model, the Business Combination was treated as Tango issuing equity for the net assets of BCTG, with no goodwill or intangible assets recorded. Under this method of accounting, BCTG was treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the fact that subsequent to the Business Combination, the Company’s stockholders possess a majority of the voting power of the combined company, the Company comprises all of the ongoing operations of the combined entity, the Company comprises a majority of the governing body of the combined company, and the Company’s senior management comprises all of the senior management of the combined company. As a result of the Business Combination, BCTG was renamed Tango Therapeutics, Inc.

Tango received gross proceeds of $166.8 million upon the closing of the Business Combination. Tango continues to operate under the current Tango management team. Subsequent to the closing of the Business Combination, an aggregate of 18.6 million shares of common stock (the “PIPE Financing”) were purchased, resulting in gross proceeds of an additional $186.1 million upon the closing of the PIPE Financing. Total transaction costs and redemptions approximated $27.3 million, resulting in total net proceeds of $325.6 million.

Subject to the terms of the merger agreement, upon the closing of the Business Combination (the “Effective Time”), each share of the Company’s redeemable convertible preferred stock (the “Preferred Stock”) issued and outstanding immediately prior to the Effective Time was converted into a share of the Company’s common stock. At the Effective Time, each option to purchase the Company’s common stock became an option, respectively, to purchase shares of common stock of the surviving entity, subject to adjustment in accordance with the exchange ratio. Completion of the PIPE Financing and merger transaction were subject to approval of BCTG stockholders and the satisfaction or waiver of certain other customary closing conditions.

In connection with the preparation of the consolidated financial statements, the Company evaluated the events subsequent to the balance sheet date of June 30, 2021 through August 13, 2021, the date the unaudited condensed consolidated financial statements were available for issuance, and determined that all material transactions have been recorded and disclosed.